EXHIBIT 11.1

Carson Pirie Scott & Co. and Subsidiaries
Computation of Per Share Earnings
(dollars in thousands, except per share amounts)

                                        Three months ended
                                  -----------------------------
                                   May 3, 1997      May 4, 1996
                                  -----------------------------
Net income                             $2,609           $9,686
                                  ===========       ==========
Primary:
Weighted average number of
  common shares outstanding        15,922,242       16,325,904
Weighted average number of
  common share equivalents--
  stock options                       587,362          474,584
                                   ----------       ----------
Total common and
  common share equivalents         16,509,604       16,800,488
                                   ----------       ----------
Primary net income per share            $0.16            $0.58
                                   ==========       ==========
Fully Diluted:
Weighted average number of
  common shares outstanding        15,922,242       16,325,904
Weighted average number of
  common share equivalents--
  stock options                       618,543          531,968
                                   ----------       ----------
Total common and common
  share equivalents                16,540,785       16,857,872
                                   ----------       ----------
Fully diluted net
  income per share                      $0.16            $0.57
                                   ==========       ==========

Primary net income per share was computed using the treasury stock method, assuming common share purchases at the average market price of the common shares for the period.

Fully diluted net income per share was computed using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.











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